Exhibit 99.1

Cover-All Technologies Inc. 55 Lane Road, Suite 300 Fairfield, NJ 07004 Tel: 973.461.5200	FOR IMMEDIATE RELEASE

Cover-All Announces 5th Consecutive Year of Profitability and Record Revenue

Full-Year Revenue Increases to $17.6 Million; New Products (NexGen Policy and NexGen Business Intelligence) Deliver 44% of Total Revenue and Position Company for Significant Growth in 2012

FAIRFIELD, NEW JERSEY (February 28, 2012) – Cover-All Technologies Inc. (NYSE-AMEX: COVR), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2011.

Operational Highlights:

•         For the full year 2011 revenue was $17.6 million compared to $17.5 million for the full year 2010.

o         License revenue was $4.8 million in 2011, an increase of 108.5% from $2.3 million in 2010.

o        Support Services revenue, which represents contracted, continuing revenue, was $8.3 million in 2011, an increase of 3.0% from $8.1 million in 2010.

o         Professional Services revenue was $4.5 million, a decrease of 36.6% compared to $7.1 million in 2010.

•       Earnings before interest, taxes, depreciation and amortization (“EBITDA”*), a non-GAAP metric, was $3.0 million for 2011, or $0.12 per diluted share, compared to $3.1 million, or $0.12 per diluted share, for 2010.

•      The Company’s balance sheet remains strong with stockholders’ equity at a record $16.9 million as of December 31, 2011. The Company completed 2011 with $3.3 million in cash, $3.2 million in working capital and no debt.

•      The Company released additional jurisdictions for its latest NexGen products which support the rate, quote, issuance, subsequent transactions and statistical reporting of ISO® lines of business.

•      The Company authorized a share buyback of up to 1,000,000 shares of the Company’s common stock, par value $0.01 per share, or approximately 4% of the Company’s outstanding common stock.

•      The Company acquired the assets of BlueWave Technology, including its innovative insurance claims solution software, PipelineClaims™, in a cash transaction effective December 30, 2011. The full-year results include approximately $137,000 in expenses related to the acquisition, which were reported in the fourth quarter of 2011.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “While we had a strong 2011 with another revenue record, we are extremely excited about 2012 as we are seeing the property and casualty marketplace beginning to understand Cover-All’s significant transformation from a perceived niche, legacy player to a provider of total solutions for property and casualty organizations driven by innovative design, technology and expertise. The volume of our product development and the impact of the recent BlueWave acquisition are creating a “buzz” the likes of which we have never seen. In response, we have expanded our 2012 sales and marketing budget by more than 40%. Our early indications are that 2012 will be the year that we see significant revenue gains from both existing customers and new prospects based on our growth strategy initiated in 2010.

“In 2010, we made the strategic decision to expand our product and service offerings beyond our My Insurance Center policy capabilities in response to a shifting marketplace that was increasingly looking for integrated solutions, including “total solutions,” from a single vendor. We developed a strategic plan to (1) totally replace our remaining legacy Policy products with new technology and functionality and (2) expand our product and service offerings. Our strategic plan provided for expansion and growth both organically and through acquisition.

“Cover-All’s strong financial performance enabled us to accelerate the execution of our strategic plan, as we replaced the last remaining legacy software, developed new capabilities and acquired two companies, all in the last two years.

As we enter 2012, we have virtually transformed Cover-All from a legacy provider of niche solutions to a provider of modern, innovative and comprehensive solutions for the property and casualty industry, consisting today of policy, claims, pre-built bureau products and business intelligence. This transformation positions us to further provide existing customers with additional solutions and expands our addressable market as we can now provide a more comprehensive offering.

“The development of these new products required a significant investment which has been capitalized as required by GAAP. During 2011, we invested more than 25% of our total revenues to accelerate and expand this effort, which resulted in the introduction by us of new ISO products, Business Intelligence and a number of capabilities in the last half of 2011,” Mr. Roblin continued. “In addition, the pipeline of additional capabilities that we are developing and expect to reach market in 2012 will almost double our existing capabilities. Already we believe the marketplace is beginning to recognize that there is a “new” Cover-All that is a leading provider of Policy Administration, Pre-built Bureau Products and BI and with competitive Claims products as well. We have begun aggressive marketing of these new products, with a revamped sales organization, and we are delighted by their reception from industry analysts and customers alike. These investments are already showing results as more than 44% of our revenues in 2011 came from our NexGen Policy and NexGen BI products.

“One of our goals for 2012 is to expand the number of choices available to our customers so that we will be able to offer a full range of solutions, from complete, turnkey solutions to individual offerings for specific components, and, for the first time, we expect that by Q4’12, we will be able to offer customers the choice to purchase a core solution and tools so they can internally build a customized solution to meet their unique needs. In addition, we also expect to release a new core Billing component in 2012.

“Our ability to deploy solutions rapidly, using a data-centric approach, continues to resonate in the marketplace. From a financial perspective, as we shift over time from software development to deployment, the non-cash charges for amortization of developed software will increasingly impact our bottom line. Therefore, in order to provide more visibility to investors, we have decided to also report EBITDA to show what we believe is the Company’s earnings power without the impact of, among other items, amortization.

“In 2011, the non-cash charge for amortization of capitalized software increased more than 150% from 2010 to $1.5 million, and we expect this amount could exceed $3 million, or $0.12 per share, in 2012, depending on our sales success. Therefore, we believe that EBITDA will be a useful measure of the true earnings power of the Company while we complete the development and deployment cycle. As such, we expect to increasingly focus on EBITDA to evaluate our progress.”

Financial Results for the Year Ended December 31, 2011

Total revenues for the year ended December 31, 2011 were a record $17.6 million, compared to $17.5 million in 2010. License revenue was $4.8 million in 2011, compared to $2.3 million in

2010. Support Services revenue, which represents contracted, continuing revenue, was $8.3 million in 2011, an increase of 3.0% from $8.1 million in 2010. Professional Services revenue was $4.5 million, a decrease of 36.6% compared to $7.1 million in 2010.

Total expenses (cost of revenue and operating expenses) for 2011 were $16.4 million, up 7.7%, compared to $15.2 million in 2010. EBITDA*, a non-GAAP metric, was $3.0 million, or $0.12 per diluted share, for the year, compared to $3.1 million, or $0.12 per diluted share, for 2010. Net income for 2011 was $1.2 million, or $0.05 per basic and diluted share (based on 25.3 million basic and 26.0 million diluted weighted average shares, respectively), compared to $3.0 million, or $0.12 per share (based on 24.8 million basic and 25.6 million diluted weighted average shares, respectively), for 2010. The Company recorded an income tax expense (benefit) of $737,000 in 2010, with no income tax expense (benefit) in 2011.

Financial Results for the Fourth Quarter Ended December 31, 2011

Total revenues for the three months ended December 31, 2011 were $4.0 million, compared to $4.3 million for the same period in 2010, a decrease of 7.4%. License revenue for the fourth quarter of 2011 was $923,000, compared to $563,000 for the same period in 2010. Support Services revenue was $2.1 million, essentially unchanged compared to $2.1 million for 2010. Professional Services revenue for the fourth quarter of 2011 was $1.0 million compared to $1.7 million for the same quarter in 2010.

Total expenses (cost of revenue and operating expenses) for the three months ended December 31, 2011 decreased 2.2% to $4.0 million, from $4.1 million in the same quarter last year. EBITDA*, a non-GAAP metric, was $543,000, or $0.03 per diluted share, for the fourth quarter, compared to $407,000, or $0.02 per diluted share, for the fourth quarter of 2010. Net income for the three months ended December 31, 2011 was $8,000, or $0.00 per share (based on 24.6 million basic and 25.1 million diluted weighted average shares, respectively), compared to net income of $1.2 million, or $0.05 per share (based on 24.9 million basic and 25.8 million diluted weighted average shares, respectively), in the same quarter of 2010.

Outlook

Given the current pipeline of new customers and indications of interest from existing customers for upgrades, the Company’s 2012 revenue goal is between $22 million and $25 million. This would represent an increase of between 25% and 42% compared to 2011 revenue levels.

This goal is based on the Company's current business forecast as of the date of this press release and may be subject to risks and uncertainties (see the "Forward-looking Statements" heading below), which could therefore cause actual results to differ from those projected above.

Balance Sheet

Stockholders’ equity was $16.9 million as of December 31, 2011 compared to $15.2 million as of December 31, 2010. Total assets increased to $20.5 million as of December 31, 2011 compared to $19.5 million as of December 31, 2010. As of December 31, 2011, the Company had $3.3 million in cash, $3.2 million in working capital and no debt.

Mr. Roblin concluded, “Our balance sheet remains strong and we have no debt. We will continue our efforts to seek immediately accretive acquisitions that fit our business model.”

Conference Call Information

Management will conduct a live teleconference to discuss its 2011 fourth quarter and year-end financial results at 4:30 p.m. ET on Tuesday, February 28, 2012. Anyone interested in participating should call 1-877-941-2068 if calling from the United States, or 1-480-629-9712 if dialing internationally. A replay will be available until March 6, 2012, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4515006 to access the replay.

In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=000093C8.

*Use of Non-GAAP Financial Measures

In evaluating its business, Cover-All considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. The Company presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Cover-All limiting their usefulness as comparative tools. Cover-All compensates for these limitations by relying on its U.S. GAAP results and using EBITDA only supplementally.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value. With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) NexGen and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful implementation of our acquisition strategies and our ability to complete or integrate acquisitions, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 24, 2011, and Post-Effective Amendment No. 3 to Form S-1

on Form S-3 (File No. 333-156397) filed with the SEC on July 26, 2011, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

(973) 461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com

The following is a summary of operating highlights for the three and twelve months ended December 31, 2011 and 2010, respectively, and the consolidated balance sheet as of December 31, 2011 and 2010, respectively:

Cover-All Technologies Inc. and Subsidiaries

Operating Highlights

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
	(unaudited)		(audited)
Revenues:
Licenses	$923,072	$563,025	$4,769,863	$2,288,202
Support Services	2,073,915	2,066,126	8,345,792	8,098,908
Professional Services	1,021,727	1,709,933	4,480,043	7,069,715

Total Revenues	4,018,714	4,339,084	17,595,698	17,456,825

Costs and Expenses:
Cost of Sales	2,890,061	3,079,985	11,973,691	10,817,331
Sales and Marketing	452,258	303,904	1,776,573	1,423,656
General and Administrative	419,538	450,567	1,913,129	1,901,673
Acquisition Costs	137,020	—	137,020	285,240
Research and Development	151,233	309,504	616,703	847,496
Other Expense (Income), Net	(5,000)	(10,510)	(19,682)	(43,477)
Interest Expense (Income), Net	2,490	4,297	13,498	10,053

Total Costs and Expenses	4,047,600	4,137,747	16,410,932	15,241,972

Income Before Income Taxes	$(28,886)	$201,337	$1,184,766	$2,214,853

Income Tax (Benefit) Expense	(37,385)	(1,016,009)	—	(736,933)

Net Income	$8,499	$1,217,346	$1,184,766	$2,951,786

Basic Earnings Per Common Share	$0.00	$0.05	$0.05	$0.12

Diluted Earnings Per Common Share	$0.00	$0.05	$0.05	$0.12

Cover-All Technologies Inc. and Subsidiaries

Consolidated Balance Sheet

	December 31, 2011	December 31, 2010
	(audited)
Assets:
Current Assets:
Cash and Cash Equivalents	$3,281,965	$5,892,649
Accounts Receivable (Net)	1,817,793	1,895,205
Prepaid Expenses	576,522	691,020
Deferred Tax Asset	1,099,000	800,000
Total Current Assets	6,775,280	9,278,874
Property and Equipment - At Cost:
Furniture, Fixtures and Equipment	912,527	956,269
Less: Accumulated Depreciation	(633,356)	(530,701)
Property and Equipment - Net	279,171	425,568
Other Assets:
Goodwill	1,039,114	1,039,114
Customer Lists/Relationships (Net)	93,907	167,241
Non-Competition Agreements (Net)	49,956	113,955
Capitalized Software	8,799,711	5,804,093
Deferred Tax Asset	2,168,500	2,467,500
Business Acquisition (A)	1,035,821	—
Other Assets	216,971	217,015
Total Assets	$20,458,431	$19,513,360
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$440,635	$273,910
Accrued Expenses Payable	753,888	1,363,706
Deferred Charges	43,788	52,545
Note Payable	—	400,000
Unearned Revenue	2,298,985	2,175,683
Total Current Liabilities	3,537,296	4,265,844
Long-Term Liabilities:
Deferred Charges	—	43,788
Total Long-Term Liabilities	—	43,788
Stockholders’ Equity:
Common Stock	257,827	252,017
Paid-In Capital	30,812,059	30,450,122
Retained Earnings	(14,148,751)	(15,333,517)
Treasury Stock	—	(164,894)
Total Stockholders’ Equity	16,921,135	15,203,728
Total Liabilities and Stockholders’ Equity	$20,458,431	$19,513,360

(A) Represents the purchase price for the assets acquired from BlueWave Technology in December 2011. The purchase price is in the process of being allocated to the assets acquired.

Cover-All Technologies Inc. and Subsidiaries EBITDA Reconciliation to U.S. GAAP Net Income (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net Income	$8,499	$1,217,346	$1,184,766	$2,951,786

Interest income, net	2,490	4,297	13,498	10,053
Income tax (benefit) expense	(37,385)	(1,016,009)	—	(736,933)
Depreciation	30,393	46,785	146,397	159,835
Amortization	538,659	154,137	1,686,647	717,148

EBITDA	$542,656	$406,556	$3,031,308	$3,101,889

EBITDA per common share:

Basic	$0.02	$0.02	$0.12	$0.12

Diluted	$0.02	$0.02	$0.12	$0.12